Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Touch Clarity Limited.:
We consent to the incorporation by reference in the registration statements (Nos. 333-135405, 333-141352) on Form S-8 of Omniture, Inc. of our report dated May 14, 2007 with respect to the consolidated balance sheets of Touch Clarity Limited as of December 31, 2006 and 2005, and the related consolidated statements of operations, convertible preferred stock, stockholders’ deficit and cash flows for each of the years then ended, which report appears in the Form 8-K/A of Omniture, Inc. dated May 15, 2007.
/s/ KPMG LLP
London, England
May 14, 2007